Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
John Bean Technologies Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-152685 and 333-152682) of John Bean Technologies Corporation of our reports dated February 29, 2016, with respect to the consolidated balance sheets of John Bean Technologies Corporation as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of John Bean Technologies Corporation.
Our report dated February 29, 2016 on the effectiveness of internal control over financial reporting as of December 31, 2015 contains an explanatory paragraph that states that management excluded Stork Food & Dairy Systems B.V. and A&B Process Systems, both acquired in 2015, from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2015. These acquired businesses were also excluded from the scope of our audit of internal control over financial reporting as of December 31, 2015.

/s/ KPMG LLP
Chicago, Illinois
February 29, 2016